Exhibit 99.1

Aimmune Therapeutics Enrolls First Patient in Phase 3 PALISADE Trial of
AR101 for the Treatment of Peanut Allergy

— Aimmune Provides Year-End Update and Upcoming Milestones Review —

BRISBANE, California, January 11, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing desensitization treatments for food allergies, announced today that it has enrolled the first patient in the pivotal Phase 3 PALISADE trial of its lead product candidate, AR101 for the treatment of peanut allergy. More than five million people in the United States and Europe have peanut allergy, an increasingly prevalent, potentially life-threatening, chronic condition for which there are no approved treatments.

“With the opening of our Phase 3 PALISADE trial last month and now our first patient enrolled, we have made a significant step forward in delivering on high expectations to design and execute the largest clinical trial ever conducted in food allergy,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “We’re quite proud of all of the work involved to get to this point, especially our regulatory progress in an entirely new space and our production of AR101 to cGMP standards in the large quantities necessary for the trial. We’re extremely grateful to everyone who has helped us reach this milestone — our employees, investors, investigators, and, above all, the Phase 2 trial participants.”

PALISADE (Peanut ALlergy oral Immunotherapy Study of Ar101 for DEsensitization in children and adults) is an international, randomized 3:1, double-blind, placebo-controlled, Phase 3 trial of the efficacy and safety of AR101 in a characterized desensitization (CODIT™) approach in patients with peanut allergy. Aimmune expects PALISADE to enroll approximately 500 peanut-allergic patients 4-55 years of age at more than 60 clinical sites in the United States, Canada, and nine countries in the European Union. Aimmune expects to complete enrollment in PALISADE in the second half of 2016 and complete the trial in the second half of 2017.

“As we brought sites on for PALISADE, we heard widespread enthusiasm from allergists for the potential of an approved treatment to protect peanut-allergic patients of all ages from the effects of accidental exposure to peanuts,” said Aimmune Chief Medical Officer Robert Elfont, M.D., Ph.D. “We’re honored to collaborate with the world’s top researchers in food allergy and leading community allergists on this pivotal study. Together, they bring a wealth of experience in desensitizing allergic patients.”

PALISADE will evaluate the safety and efficacy of AR101 for desensitizing peanut-allergic patients to a level sufficient to reliably protect them from allergic reactions upon accidental exposures to peanut. Under the PALISADE protocol, patients will undergo a dose escalation period of approximately 22 weeks to reach the maintenance dose of 300 mg per day, then continue with daily maintenance at 300 mg per day for approximately six months. At the end of the maintenance period, patients will undergo an exit double-blind, placebo-controlled food challenge (DBPCFC).

PALISADE’s primary endpoint is toleration of a cumulative amount of 1,043 mg of peanut protein in the exit DBPCFC. PALISADE’s inclusion criteria allow for baseline toleration of a cumulative amount not exceeding 44 mg of peanut protein in an entry DBPCFC. In Aimmune’s ARC001 Phase 2 study of AR101, where the inclusion criteria allowed toleration of a cumulative amount of up to 44 mg of peanut protein, 78 percent of active-arm patients who completed the study’s 22-week up-dosing protocol (n=23) tolerated a cumulative amount of 1,043 mg of peanut protein in the exit DBPCFC. Furthermore, in that study, 100 percent of active-arm patients who completed the study tolerated a cumulative amount of 443 mg of peanut protein, a level that is a secondary endpoint for PALISADE. As a typical peanut kernel contains approximately 250-300 mg of peanut protein, Aimmune believes PALISADE patients who receive treatment with AR101 and continue with maintenance dosing will be reliably protected to clinically meaningful levels of accidental peanut exposure.

Year-End Update and Upcoming Milestones Review

Aimmune also provided a 2015 year-end update and a review of upcoming milestones.

The company announced that it has:

•

Named Sue Barrowcliffe as General Manager of Europe and an executive officer of the company, effective January 2016. Ms. Barrowcliffe has been serving as Aimmune’s Senior Vice President, Regulatory, and Head of Europe. In her new role, Ms. Barrowcliffe will oversee all European operations, including product development efforts and preparations for a potential commercial launch of AR101 in Europe.

•

Appointed William Turner as Senior Vice President, Regulatory Affairs and Quality. Mr. Turner will have global responsibility for regulatory matters. He brings 20 years of regulatory experience to the company, including senior positions at Dynavax and Medimmune.

•	Been awarded a patent covering certain manufacturing methods for AR101 by the U.S. Patent and Trademark office.

The company anticipates achieving the following milestones in 2016 and 2017:

•	Advance PALISADE Phase 3 trial of AR101
–	Complete enrollment of PALISADE in second half of 2016
–	Complete up-dosing of patients in first half of 2017
–	Complete trial in second half of 2017
•	Build upon CODIT™ platform
–	File IND for second CODIT™ product, for egg allergy, in 2H 2016
–	File IND for next program in 2017
•	Address additional opportunities for utilization of AR101
–	Evaluate AR101 in broader patient populations, including children ages 1 to 3
–	Evaluate AR101 in additional clinical contexts

Aimmune ended 2015 in a strong financial position with approximately $200 million in cash, cash equivalents and investments. The company anticipates that these funds will be sufficient to support its planned operations through data read-out from the PALISADE trial.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential desensitization therapy for patients with peanut allergy to provide them with protection from peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 is a complex formulation of naturally occurring peanut proteins and pharmaceutical-grade inactive ingredients. Aimmune tests AR101 for three key index allergenic proteins (Ara h1, h2 and h6), which are representative of the full range of peanut allergens. This process ensures the consistency of AR101 and enables the convenient dosing of consistent amounts of peanut protein with well-defined concentrations of peanut allergens. Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its characterized oral desensitization immunotherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains a clinically meaningful level of desensitization, the patient continues to take a daily maintenance dose of the CODIT system product in order to maintain the desensitization.

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have increased at a constant annual growth rate of approximately 10 percent between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality of life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for peanut allergy and other food allergies. The company’s characterized oral desensitization immunotherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune Therapeutics initiated the Phase 3 PALISADE trial of its lead product, AR101, a complex mixture of natural peanut proteins and pharmaceutical-grade ingredients for the treatment of peanut allergy, one of the most common food allergies, in early 2016. AR101 has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the sufficiency of Aimmune’s existing cash, cash equivalents and investments to support Aimmune’s planned operations through data read-out from the PALISADE trial; Aimmune’s development efforts, including the size and timing of the planned Phase 3 PALISADE trial; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s commercialization plans; and Aimmune’s expectations regarding potential applications of its CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations, the potential for unanticipated capital needs; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including the prospectus relating to the initial public offering dated August 5, 2015, and the Quarterly Report on Form 10-Q for the third quarter of 2015 filed on November 4, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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